EXHIBIT 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Reports
     First Quarter 2006 Results of Operations
     Natchez, MS (May 8, 2006)—Callon Petroleum Company (NYSE: CPE) today reported its results of operations for the three-month period ended March 31, 2006, including record net income.
     First Quarter 2006 Net Income. For the three-month period ended March 31, 2006, Callon reported net income of $12.7 million, or $0.60 per diluted share. For the first quarter of 2005, the company reported net income of $9.5 million, or $0.46 per diluted share.
     First Quarter 2006 Operating Results. Oil and gas sales totaled $45.6 million from average production of 56.0 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $43.0 million from average production of 73.3 MMcfe/d during the same period in 2005. During the first quarter of 2006, natural gas represented approximately 39 percent of the company’s total production. The average price realized per thousand cubic feet of natural gas in the first quarter of 2006 increased by 32 percent to $9.12 compared to $6.92 during the first quarter of 2005, while the average price realized per barrel of oil in the first quarter of 2005 increased by 44 percent to $53.95 compared to $37.46 during the same period in 2005.
     First Quarter 2006 Discretionary Cash Flow. For the quarter ended March 31, 2006, discretionary cash flow increased by 8 percent to $33.8 million compared to $31.4 million during the same three months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $41.0 million and $21.3 million during the quarter ended March 31, 2006 and 2005, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.
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Reconciliation Of Non-GAAP Financial Measure:	Three Months Ended
(In thousands)	March 31,
	2006	2005

Discretionary cash flow	$33,780	$31,414
Net working capital changes and other changes	7,236	(10,083)

Net cash flow provided by operating activities	$41,016	$21,331

Consolidated Condensed Balance Sheets:	March 31,	December 31,
(In thousands)	2006	2005
	(Unaudited)
Cash and cash equivalents	$5,139	$2,565
Oil and gas properties, net	487,392	447,364
All other assets	93,433	83,847

Total assets	$585,964	$533,776

Long-term debt excluding current maturities	$194,218	$188,813
All other liabilities	148,677	116,915
Stockholders’ equity	243,069	228,048

Total liabilities and stockholders’ equity	$585,964	$533,776

Production and Price Information:	Three Months Ended
	March 31,
	2006	2005
Production:
Oil (MBbls)	515	641
Gas (MMcf)	1,950	2,748
Total Production (MMcfe)	5,042	6,593
Average daily (MMcfe)	56.0	73.3

Average prices:
Oil ($/Bbl) (a)	$53.95	$37.46
Gas ($/Mcf)	$9.12	$6.92
Gas equivalent ($/Mcfe)	$9.04	$6.52

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$63.48	$49.85
Basis differentials and quality adjustments	(7.52)	(6.33)
Transportation	(1.27)	(1.31)
Hedging	(0.74)	(4.75)

Average realized oil price	$53.95	$37.46

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended
	March 31,
	2006	2005
Operating revenues:
Oil and gas sales	$45,581	$43,012

Operating expenses:
Lease operating expenses	5,905	6,536
Depreciation, depletion and amortization	13,836	15,408
General and administrative	1,726	1,694
Accretion expense	1,419	861
Derivative expense	90	379

Total operating expenses	22,976	24,878

Income from operations	22,605	18,134

Other (income) expenses:
Interest expense	4,148	4,569
Other income	(330)	(202)

Total other (income) expenses	3,818	4,367

Income before income taxes	18,787	13,767
Income tax expense	6,550	4,818

Income before Medusa Spar LLC	12,237	8,949
Income from Medusa Spar LLC, net of tax	530	526

Net income	12,767	9,475
Preferred stock dividends	—	318

Net income available to common shares	$12,767	$9,157

Net income per common share:
Basic	$0.66	$0.52

Diluted	$0.60	$0.46

Shares used in computing net income:
Basic	19,396	17,671

Diluted	21,329	20,678

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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